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                                                             Exhibit 10.29


                   [Big Flower Press Holding, Inc. Letterhead]

                                                December 12, 1996

Mr. Richard L. Ritchie
105 Ponca Road
San Antonio, TX 78231


Dear Dick:

Ted, Mark and I have enjoyed our conversations with you in the process of discussing the future plans for Big Flower, and the role you might serve in helping us achieve these exciting and ambitious goals. We believe that your skills and abilities are an excellent fit for us, and that Big Flower offers great potential for your career growth.

Dick, it gives me great pleasure to confirm the following offer to you as Executive Vice President and Chief Financial Officer reporting to me:

1.    Your starting base salary will be $400,000 per annum.

2. Your performance will be reviewed at the end of January of each year and any salary adjustments will be made at that time.

3. You will be eligible to receive a an Executive Incentive Plan (EIP) with a target of 50% of your base salary. This bonus is contingent upon Big Flower's attainment of EBITDA goals for fiscal year, and is typically payable approximately two months after the close of each fiscal year. The EIP provides an opportunity to earn a bonus of up to 100% of your base salary under certain circumstances.

4. You will receive options to purchase 100,000 shares of Big Flower common stock. These options will vest at a rate of 25% per year over a 4 year period.

5. Your reasonable moving expenses will be reimbursed including reasonable closing costs on selling your current home; acquiring for purchase or rental your new home in New York, and reasonable temporary living expenses, if any. If any such reasonable costs are not deductible from gross income under the rules of the Internal Revenue Code, we shall pay such costs on a "grossed up" basis. In addition, a lump sum of $25,000 will be paid for incidental moving expenses, and we will reimburse the reasonable expenses associated with a reasonable number of relocation-related visits to New York for you and your spouse.
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6.    We will provide you with protection upon the occurrence of certain events following a "change in control" of Big Flower (essentially 24 months' salary and target bonus and the immediate vesting of all options) as more fully described in the "Change in Control Agreement" which you will receive under separate cover. In the even that your employment is terminated by us (other than for cause) prior to a "change in control", we shall pay you one year's base salary.

7.    You will receive an automobile allowance of $800 per month.

8. You will be eligible for our executive Deferred Compensation plan which provides for tax free deferral of up to 100% of your income, and a Supplemental Executive Retirement Plan.

      As a member of our management team, you will be eligible to participate in Savings Plus, our 401(k) plan. This plan provides the advantages of tax-deferred savings, along with some matching contributions to be made by the Company. Summary plan descriptions for these plans will be provided to you under separate cover.

9. You will be eligible for coverage under our group health, life insurance, and short term disability plans on the first day of the month following your hire date as set out in the applicable plan documents. Our health insurance plans provide coverage for most medical, dental and vision expenses. The plan, like many others, excludes medical and dental coverage for pre-existing conditions for twelve (12) months. Several coverage options are available allowing you to select the program which best meets your needs. These benefits are offered to you and your family at competitive monthly costs. After a qualifying period, there is additional coverage, which you may purchase at competitive rates, for optional Universal Life Insurance and Long Term Disability Insurance. Information on these programs will also be provided to you under separate cover.

10. Additionally, we require that post offer medical exams and controlled substance/alcohol tests be conducted prior to the beginning of your employment with Big Flower. Therefore this offer is contingent upon your successfully completing such procedures. Details of this process can be arranged through Karen Bernstein in our office.

11. You will be entitled to 4 weeks of compensated leave each year (leaves not accumulated from year to year). Your leaves will need to be approved in advance by me and coordinated with our company needs.

Due to the highly sensitive nature of our business, we require all management personnel to sign a Key Employee Agreement. You will receive this under separate cover as well. Additionally, it is now a federal requirement that at the time of your employment you provide documentation establishing your identity and legal right to work in the United States. Acceptable documents may include either a U.S. Passport or Driver's License and Social Security card.
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We understand that you are not a party to any employment contract or agreement which restricts your ability to devote the full range of your skills and knowledge to Big Flower, or your right to engage in competition with your present employer after the termination of your employment. If this understanding is incorrect, then this offer is contingent upon our receipt and review of any such agreement, and our determination that the agreement does not, in fact, prevent your engaging in vigorous competition for business with your former employer.

There is no expressed or implied contract between yourself and Big Flower other than as provided herein and in the other written agreements referred to herein. You will have the right to terminate your employment at any time for any reason, and the Company will have a similar right. The terms of this offer of employment extended to you are outlined in this letter and any additions or other changes must also be in writing. Any dispute arising out of your employment with Big Flower will be settled through arbitration as outlined in the "Mutual Agreement to Arbitrate Claims". This will be forthcoming shortly under separate cover.

Dick, I look forward with great anticipation to the opportunity to work with you and to get to know you even better. We assume that you will commence your duties in early January.

Please acknowledge your receipt of this offer and agreement with the terms outlines above by signing the attached copy of this letter and returning it to me.

                                   Sincerely,

                                   /s/ Edward T. Reilly

                                   Edward T. Reilly
                                   President


Signature                          /s/ Richard L. Ritchie
                                   Richard L. Ritchie

Date:                              December 13, 1996